Exhibit 99.1

Individual Trustees
Daniel O. Conwill, IV
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK TRUST COMPANY, N.A., CORPORATE TRUSTEE

P.O. BOX 550 / (800) 852-1422 / AUSTIN, TEXAS 78767

TEL OFFSHORE TRUST ANNOUNCES FOURTH QUARTER 2006 DISTRIBUTION

AUSTIN, TEXAS December 26, 2006—TEL OFFSHORE TRUST announced the Trust’s quarterly distribution for the fourth quarter of 2006.  The amount available for distribution will be $1,697,721 or $.357301 per Unit.  The fourth quarter distribution will be payable on January 11, 2007 to unitholders of record on December 29, 2006.

Gas revenues recorded by the Working Interest Owners on the Trust properties increased from $701,359 in the third quarter of 2006 to $2,449,797 in the fourth quarter of 2006. The increase in gas revenue during the Trust’s third quarter of 2006 was primarily due to an increase in production on Ship Shoal 182/183 that resumed late in the third quarter of 2006. Gas production on Eugene Island 339 remains shut in.  However, gas sales are currently anticipated to resume sometime in the first quarter of 2007.  Construction of a sales point on the existing platform must be completed by the operator to replace the Eugene Island 338 sales platform destroyed by Hurricane Rita, and the timing of resumed gas sales also assumes transportation availability is fully restored by the operator extending an existing pipeline and connecting production to an existing sales point on the Eugene Island 361 “A” platform.  This extension is intended to restore transportation availability previously provided by a third-party transmission pipeline that incurred significant hurricane-related damage.  The average price received for natural gas increased 3% to $6.74 per Mcf in the fourth quarter of 2006 as compared to $6.55 per Mcf received in the third quarter of 2006.  Natural gas volumes increased approximately 252% to 365,485 Mcf from 107,013 Mcf.

Crude oil revenues recorded by the Working Interest Owners increased 31% to $8,971,657 in the fourth quarter of 2006 from $6,859,202 in the third quarter of 2006. Oil volumes during the fourth quarter of 2006 increased 28% to 130,776 barrels, compared to 102,070 barrels of oil produced in the third quarter of 2006.  The increase in production was due to Eugene Island 339 B-12 well coming online in July of 2006 and the completion of the gas injection project on the Eugene Island 339 B-5 well. The average price received for oil increased 2% to $68.60 per barrel in the fourth quarter of 2006 from $67.20 per barrel in the third quarter of 2006.

The Trust’s share of capital expenditures decreased by $1,078,203 in the fourth quarter of 2006 to $491,713, as compared to $1,569,916 in the third quarter of 2006. The Trust’s share of operating expenses decreased by $142,845 in the fourth quarter of 2006 to $1,943,518 as compared to $2,086,363 for the third quarter of 2006.

The current escrow balance, current estimates of aggregate future capital expenditures, aggregate future abandonment costs, aggregate future production costs, aggregate future net revenues and current net proceeds also resulted in a deposit of $290,943 to the Trust’s Special Cost Escrow Account in the fourth quarter of 2006, bringing the Trust’s Special Cost Escrow balance to $7,255,917 as of the end of the Trust’s fourth quarter.

This press release contains forward-looking statements.  Although the Working Interest Owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct.  The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2005 under “Item 1A. Risk Factors.”  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release

The Bank of New York Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422

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